Exhibit 2.1

REDEMPTION AGREEMENT FOR MEMBERSHIP INTERESTS

IN LIMITED LIABILITY COMPANIES

THIS REDEMPTION AND PURCHASE AGREEMENT (“Agreement”) is made and entered into by and between Progressive Beef, LLC, a Kansas limited liability company (“Progressive Beef”), BHS, LLC, a Kansas limited liability company (“BHS”), (Progressive Beef and BHS referred to collectively as “the Companies”), and Where Food Comes From, Inc. a Colorado corporation (“Seller”).

PRELIMINARY STATEMENT

A.	Seller is a corporation incorporated in the State of Colorado.

B.	Seller purchased a 10% membership interest in Progressive Beef in 2018. Subsequently, Progressive Beef created BHS, resulting in Seller owning a 10% membership interest in each of Progressive Beef and BHS.

C.	The Companies are limited liability companies organized in the State of Kansas.

D.	Progressive Beef desires to redeem all Seller’s membership interests in Progressive Beef.

E.	BHS desires to redeem all Seller’s membership interests in BHS.

AGREEMENT

NOW THEREFORE, in consideration of the premises hereof and the mutual covenants and conditions herein contained, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Redemption of Membership Interests. The Companies agree to redeem from the Seller, and Seller agrees to relinquish to the Companies, all right, title and interest Seller has in the membership interests of the Companies (“Membership Interests”), resulting in Seller owning no interest in either of the Companies (“the Redemption”) effective as of June 30, 2025 (“Redemption Effective Date”).

2.	Redemption Price of Membership Interests. The Companies agree, jointly and severally, to pay Seller, and Seller agrees to accept from the Companies as the consideration for the redemption of the Membership Interests, an aggregate purchase price (“Purchase Price”) of one million nine hundred thirty-seven thousand dollars ($1,937,000.00), with no further adjustments, prorations, or set offs, which shall be paid and allocated as follows:

a.	Cash Payment. The Companies shall pay total cash or other immediately available funds in the amount one million eight hundred thirty-seven thousand dollars ($1,837,000.00) at the Closing (“Cash Consideration”); and

b.	Stock Surrender. Progressive Beef shall surrender to Seller at the Closing twelve thousand five hundred eighty-five (12,585) shares of Seller’s publicly-traded stock (“WFCF Stock”) at an agreed total surrender value of one hundred thousand dollars ($100,000) (“WFCF Stock Consideration”).

3.	Closing. The closing of the sale and purchase of the Membership Interests and related transactions (“the Closing”) shall take place simultaneous with the execution of this Agreement.

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4.	Representations and Warranties of Progressive Beef. Progressive Beef hereby represents and warrants:

a.	The WFCF Stock will at the Closing be free and clear of any liens, encumbrances, or claims of any type;

b.	It has full power and authority to execute and deliver this Agreement, and the consummation of the transaction provided for in this Agreement will not result in the breach of the terms, conditions or provisions of, or constitute a default under any indenture agreement or other instruments to which it is a party or by which it may be bound or affected;

c.	It has obtained all necessary approvals to perform all aspects of this Agreement.

d.	It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas.

e.	Its authorized representative will execute any further stock power, stock transfer, or similar documentation requested by Seller to effect the surrender of the WFCF Stock.

5.	Representations and Warranties of BHS. BHS hereby represents and warrants:

a.	It has full power and authority to execute and deliver this Agreement, and the consummation of the transaction provided for in this Agreement will not result in the breach of the terms, conditions or provisions of, or constitute a default under any indenture agreement or other instruments to which it is a party or by which it may be bound or affected;

b.	It has obtained all necessary approvals to perform all aspects of this Agreement.

c.	It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas.

6.	Representations and Warranties of Seller. Seller hereby represents and warrants that:

a.	The Membership Interests will at the Closing be free and clear of any liens, encumbrances, or claims of any type;

b.	Seller has full power and authority to execute and deliver this Agreement, and the consummation of the transaction provided for in this Agreement will not result in the breach of the terms, conditions or provisions of, or constitute a default under any indenture agreement or other instruments to which Seller is a party or by which Seller may be bound or affected;

c.	Seller has obtained all necessary approvals to perform all aspects of this Agreement; and

d.	Seller is a corporation company duly organized, validly existing and in good standing under the laws of the State of Colorado.

7.	Authorizations and Acknowledgements of Seller.

a.	Seller authorizes any member or manager of the Companies to enter the Redemption in the Companies’ records effective as of the Redemption Effective Date; and

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b.	Seller acknowledges receipt of complete owner distributions from the Companies for all periods up to an including the Redemption Effective Date.

8.	Miscellaneous Provisions.

a.	Governing Law. This Agreement shall be executed and delivered in the State of Kansas and the provisions hereof shall be governed by, construed and enforced in accordance with the laws of the State of Kansas.

b.	Legal Representation. All parties maintain their own legal counsel, and the terms of this Agreement have been drafted in mutual collaboration between the parties.

c.	Transactional Costs. All parties shall be responsible for their respective attorneys’ fees, accountants’ fees, experts’ fees, and other expenses incurred by them in connection with the negotiations and the Closing of this transaction; provided however, that in the event litigation is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expense or other direct costs of litigation of the prevailing party shall be paid by the non-prevailing party.

d.	Entire Agreement. This Agreement constitutes the complete agreement between the parties with respect to the subject matter herein, supersedes all prior agreements or understandings among the parties, and may not be changed or terminated unless in writing and signed by all parties.

e.	Binding Effect. This Agreement shall inure to the benefit of and be legally binding upon the parties hereto, their heirs, successors and assigns.

f.	Survival. All representations, warranties, authorizations, and obligations in this Agreement, and any other document delivered pursuant to this Agreement will survive the Closing. The right to any remedy based on such representations, warranties, authorizations, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by the parties at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representations, warranties, authorizations, or obligations. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any authorization or obligation, will not affect the right to indemnification, or other remedy based on such representations, warranties, authorizations, and obligations.

g.	Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

h.	Execution. This instrument may be executed in any number of counterparts and signature pages may be separately signed and attached hereto to create a fully executed original instrument. Signature pages may be delivered with original signatures or by reproduction, facsimile transmission, electronic transmission or other similar means whereby each original signature has been reproduced, and all reproduced signatures shall be deemed “electronic signatures” and equivalent to an original signature for all purposes. Delivery of a signature page in any such manner shall evidence the agreement of each submitting party to be fully bound by all terms and conditions of this instrument when signature pages for all parties have been delivered for attachment to this instrument.

i.	Assignment. This Agreement is not assignable by any party without the prior written consent of the other party(ies) hereto, which shall not be unreasonably withheld, except the parties shall have the right to assign their rights under this Agreement in whole or in part to an entity which owns or controls, is owned or controlled by, or is under substantially common ownership or control with, the party, in which case such assignee(s) will succeed to all rights and liabilities of the assigning party hereunder, except that the assigning party shall not be relieved of liability hereunder.

j.	Remedies. Upon any breach or other violation of this Agreement, the parties hereto shall be entitled to exercise any and all rights and remedies contained herein or now or hereinafter existing and available at law, in equity, by statute, or otherwise. No right or remedy herein conferred upon a party is intended to be exclusive of any other right or remedy contained herein, and every such right or remedy shall be cumulative and shall be in addition to every other right or remedy contained herein or now or hereafter existing and available at law, in equity, by statute, or otherwise.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the last day and year written below.

WHERE FOOD COMES FROM, INC.

By:	/s/ John Saunders
John Saunders
Chief Executive Officer

Date:	7/22/2025

PROGRESSIVE BEEF, LLC

By:	/s/ Bronson Smith
Bronson Smith
Title:	President

Date:	07/22/2025

BHS, LLC

By:	/s/ Bronson Smith
Bronson Smith
Title:	President

Date:	07/22/2025

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